THIS CONSULTING AGREEMENT is effective as of the 21st day of August, 2006.

BETWEEN:

SENSE TECHNOLOGIES INC. of
#2535 North Carleton Avenue, Ste B. Grande Island Nebraska 6883

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

DEANEEN GRAHAM, Consultant
1645 Court Street, Denver, CO 80202

(hereinafter referred to as "Consultant")

OF THE SECOND PART

WHEREAS:

A. The Company is involved in the business of developing, manufacturing and marketing of Guardian Alert® and ScopeOut® counter measure products for vehicular back-up accidents .

B. The Company is a reporting issuer in British Columbia and the common shares of the Company are quoted on the OTC Bulletin Board.

C. The Consultant is engaged in the business of lobbying automobile manufacturers and government respecting automobiles, automotive products and safety matters and has agreed to provide such services to the Company on the terms and conditions set forth herein.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and conditions herein contained, the parties hereto covenant and agree each with the other as follows:

Duties of Consultant

1. Consultant will work in conjunction with the Company’s management to provide the following:

(a)

bringing about the introduction of the Company to a new Tier 1 automobile manufacturer in the United States of America area previously unavailable to the Company (the “Domestic Manufacturer”), for Guardian Alert® and/or ScopeOut® products hereafter referred to as the First Milestone;

(b)

bringing about the introduction of the Company to one new automobile manufacturer anywhere in the world for Guardian Alert® and/or ScopeOut® products (the “Foreign Manufacturer”) hereafter referred to as the Second Milestone;

(c)

bringing about the introduction of the Company to a member or members of the U.S. Congress for the purpose of obtaining such congressional member’s or members’ support for back-up accident countermeasure products for auto safety hereafter referred to as the Third Milestone ; and

(d)	bringing about the introduction of the Company to a member of the Transportation Committee of the US Congress hereafter referred to as the Fourth Milestone .

2. Consultant agrees that it will, during the continuance of this Agreement, provide sufficient time to the lobbying requirements of the Company, for the performance of the said services faithfully, diligently, to the best of her ability and in the best interests of the Company.

Term of this Agreement

3. The term of this Agreement will be for a term of one year, commencing on August 21, 2006 subject to the earlier automatic termination upon the achievement of each of the milestones referred to in section 1 above .

4. Provided the Consultant is not in default hereunder and one or more of the milestones have not been achieved , this agreement shall automatically continue for a one (1) year term, unless the Consultant or the Company shall give to the other party thirty (30) days notice of non-renewal, in which case it shall terminate.

5. This Agreement may be terminated by the Consultant, without cause, by the giving of thirty (30) days notice.

Compensation to Consultant

6. For Consultant services under this Agreement, the Company will forthwith grant to the Consultant a Right to Purchase, exercisable for a period of two years from the date of this Agreement to acquire up to 2,000,000 shares of the Company (the “Shares”) at an exercise price of US$0.10 per Share. (the “Right to Purchase”).

7. In addition to the grant of the Right to Purchase, the Company will reimburse Consultant for all expenses actually and properly incurred by Consultant on behalf of the Company in carrying out its duties and performing its functions under this Agreement and for all such expenses. Consultant will furnish statements and vouchers to the Company prior to reimbursement. Expenses exceeding $300 per month must be approved by the Company in advance.

8. The Consultant agrees, upon full or partial exercise by Consultant of the Right to Purchase, that the certificates representing the Shares, will be held by the Company and released to the Consultant only in accordance with the following:

(a)

certificates for 500,000 Shares upon the achievement of the First Milestone. The First Milestone shall be deemed to have been reached if either Guardian Alert® and/or ScopeOut® products are demonstrated to company personnel of a Domestic Tier 1 Manufacturer;

(b)

certificates for an additional 500,000 Shares upon the achievement of the Second Milestone. The Second Milestone shall be deemed to be reached if either Guardian Alert® and/or ScopeOut® products are demonstrated to company personnel of a Foreign Manufacturer;

(c)

certificates for an additional 500,000 Shares upon achievement of the Third Milestone. The Third Milestone shall be deemed reached if a physical meeting involving any of the officers and key personnel of the Company and a member or members of the US Congress meet for the purpose of discussing vehicular back-up accidents and potential countermeasure products; and

(d)

certificates for an additional 500,000 Shares upon the achievement of the Fourth Milestone. The Fourth Milestone shall be deemed to be reached if a physical meeting involving any officers or key personnel of the Company with any US Congress Transportation Committee member for the purpose of discussing vehicular back-up accidents and potential countermeasure products.

To the extent the certificates held by the Company represent a fewer number of Shares than the number of Shares to be released on the occurrence of any release event specified above, then such lesser number of Shares will instead be released, and the difference between the Shares actually released and the Shares eligible to be released will be added to the number of Shares to be released at the next specified release event.

9. The Company agrees to diligently pursue the filing of a registration statement in respect of the Company’s Shares issued to the Consultant upon exercise of the Right to Purchase and to promptly notify the Consultant of the effective date of the registration statement when known to the Company.

10. The Consultant agrees not to exercise any of the Right to Purchase until the registration statement is filed, and further agrees that any exercise of the Right to Purchase is subject to the ability of the Company to comply with applicable state securities laws. To the extent state securities laws cannot be complied with without undue expense to the Company, the parties hereto agree to act reasonably to provide for an alternate compensation arrangement.

11. In the event any of the milestones are not reached and any or all of the certificates representing the Shares have not been released on or before two years from the date of exercise of the Right to Purchase by the Consultant, the certificates representing the Shares not released will be delivered to the Consultant.

Restrictions on Consultant

12. The Company is aware that Consultant provides consulting services to other companies and the Company recognizes that these companies will require a certain portion of Consultant’ employees’ time. The Company agrees that Consultant may continue to provide services to such outside interests, provided that such interests do not conflict with its duties under this Agreement.

13. Consultant will not, except as authorized or required by its duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company or of its subsidiary which may come to its knowledge during the term of this Agreement and will keep in complete secrecy all confidential information entrusted to its and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company's business or may be likely so to do. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

Reporting by Consultant

14. At least once in every month, Consultant will provide to the President of the Company such information concerning the consulting services provided to the Company for the previous month as the President may reasonably require.

Termination

15. This Agreement may be terminated forthwith by the Company without prior notice if, at any time, Consultant or the Consultant, while in the performance of their duties:

(a)	commits a material breach of a provision of this Agreement;
(b)	is unable or unwilling to perform the duties under this Agreement;
(c)	commits fraud or serious neglect or misconduct in the discharge of its or their duties hereunder; or
(d)	becomes bankrupt or makes any arrangement or compromise with its creditors.

16. The Company may terminate this Agreement without cause upon giving Consultant thirty (30) days notice and Consultant may terminate this Agreement without cause upon giving the Company thirty (30) days notice.

17. In the event of termination of this agreement by either party prior to the achievement of all of the milestones , the release of all shares and the second anniversary of this agreement, any of the Consultants Shares held by the Company shall be delivered to the Consultant on the second anniversary date of this agreement

18. This Agreement may not be assigned by any party except with the written consent of the other party hereto.

General

19. Time shall be of the essence of this Agreement.

20. The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

21. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

22. The following rules shall be applied in interpreting this Agreement:

(a)	this Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns;
(b)	any reference herein to the Company or the Consultant shall include their heirs, executors, administrators, successors and assigns;
(c)

if any provision of this Agreement or any part thereof shall be found or determined to be invalid it shall be severable from this Agreement and the remainder of this Agreement shall be construed as if such invalid provision or part has been deleted from this Agreement;

(d)	this Agreement and all matters arising thereunder shall be governed by the laws of British Columbia and all disputes arising under this Agreement shall be referred to a court of British Columbia;
(e)	unless otherwise indicated, all currency amounts in this Agreement are stated in Canadian dollars; and
(f)

in this Agreement all reference to the singular shall be construed to include the plural where the context so permits, the masculine to include the feminine and neuter gender and where necessary a body corporate and vice versa.

23. Any notice required or permitted to be given under this Agreement shall be in writing and delivered by registered mail, facsimile transmission, courier or by hand, in each case addressed to the intended recipient at the address set out on the first page of this Agreement. Any notice delivered by registered mail, courier or hand will be deemed to have been given on the day it was received. Any notice given by facsimile transmission will be deemed to have been given upon confirmation by telephone of receipt. Any party may give notice in writing of any change of its address. The address provided in said notice will thereafter be deemed to be the address of the party for the giving of notice hereunder.

24. This agreement was prepared by legal counsel for Sense Technologies Inc. and the Consultant agrees that it has had advised to obtain, and has had the opportunity to obtain, independent legal advice with respect to the provisions contained herein.

25. This Agreement may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SENSE TECHNOLOGIES INC.

Per:	/s/ Bruce Schreiner
Authorized Signatory

SIGNED, SEALED AND DELIVERED
By Consultant in the presence of:

/s/ Ken Twaddle
Name of Witness

1800 Glenarm, Denver CO 80202	/s/ Deaneen Graham
Address	DEANEEN GRAHAM

Ken Twaddle
Name